EXHIBIT 99
                                                             ----------

                Temecula Valley Bancorp Announces Higher Profits

     TEMECULA, Calif.--(BUSINESS WIRE)--Oct. 21, 2002--Temecula Valley Bancorp Inc. (OTCBB:TMCV) today announced earnings for the third quarter of 2002.
     Net income rose sharply to $757,497 for the quarter ending September 30, 2002, increasing 74 percent over the third quarter of last year. For the nine months ended September 30, net income climbed 133 percent over the same period last year. Earnings for the first nine months of 2002 were $2,420,525 compared to $1,038,767 for the first nine months of 2001.
     "Despite the challenging national economic environment, we are extremely pleased with our continued record of strong earnings growth," said Stephen H. Wacknitz, president & CEO. Wacknitz further commented, "Our focus on local markets and working with the type of businesses we know and understand has been a significant component to our success."
     As of September 30, 2002, total assets grew over 51 percent to $274,849,000 compared to $181,479,000 at September 30, 2001. Total loans increased 64 percent to $230,128,000 compared to $140,412,000 for the same period last year. Total deposits climbed 44 percent to $237,728,000 up from $165,631,000 at the end of the third quarter of 2001.
     Temecula Valley Bancorp was established in June 2002 and currently operates as a one bank holding company. Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, CA, Fresno CA, Chico, CA, Santa Ana, CA, Raleigh, NC, Greenville, SC, Knoxville, TN, Collierville, TN, Tampa/St. Petersburg FL, Coral Springs, FL, Jacksonville, FL, Atlanta, GA and Bethesda, MD. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the bank's Internet Web site can be reached at www.temvalbank.com. The bank has also been recognized by The Findley Reports for achieving "Super Premier Performance" for 2001.

     Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.


                     TEMECULA VALLEY BANCORP INC.
                            FINANCIAL DATA
                            SEPTEMBER 2002


                            SEPT 30       SEPT 30  INCREASE/(DECREASE)
                       --------------------------- -------------------
                               2002          2001     AMOUNT   PERCENT
                               ----          ----     ------   -------
Total Assets           $274,849,000  $181,479,000  $93,370,000   51%

Total Loans            $230,128,000  $140,412,000  $89,716,000   64%

Total Deposits         $237,728,000  $165,631,000  $72,097,000   44%

Shareholder Equity      $17,724,000   $14,332,000   $3,392,000   24%


Tier One Capital Ratio         8.23%         8.57%


Annualized Net Loan
 Charge-offs
 (Recoveries) as a
 percent of Average
 Loans                         0.25%         0.02%

Non-performing loans      1,710,000       428,000

SBA/SBDC Guaranteed        (810,000)     (321,000)
 portion
                       ---------------------------
  Net non-performing
   loans                    900,000       107,000
                       ===========================




                         THREE MONTHS ENDED       NINE MONTHS ENDED
                            SEPTEMBER 30            SEPTEMBER 30
                       ----------------------- -----------------------
                             2002        2001        2002        2001
                             ----        ----        ----        ----
Income before
 Income Taxes          $1,271,649    $724,294  $4,065,092  $1,732,382

Provision for
 Income Taxes            $514,152    $289,642  $1,644,567    $693,615
                       ----------------------- -----------------------

Net Income (Loss)        $757,497    $434,652  $2,420,525  $1,038,767

Per Share -- Basic          $0.21       $0.12       $0.66       $0.34

Per Share -- Diluted        $0.17       $0.11       $0.57       $0.31

Annualized Return on
 Average Assets              1.14%       1.04%       1.41%       0.95%

Annualized Return on
 Average Equity             17.38%      12.22%      19.91%      12.50%

Shares Outstanding      3,707,004   3,661,692   3,707,004   3,661,692
Average Shares
 Outstanding            3,691,534   3,661,244   3,676,025   3,100,561
Average Shares &
 Equivalents            4,350,528   4,092,864   4,281,709   3,345,158

    CONTACT:  Temecula Valley Bank
              Stephen H. Wacknitz, President/CEO, 909/694-9940